Exhibit 99
FOR IMMEDIATE RELEASE

February 7, 2007


                       THE EASTERN COMPANY REPORTS RECORD
                  RESULTS FOR 2006 FOURTH QUARTER AND YEAR-END


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced its operating results for the fourth quarter and full year of 2006. Sales for the fourth quarter of 2006 were $49.7 million, compared to $28.2 million in 2005, an increase of 76%, while sales for the full year 2006 were $138.5 million, an increase of 27% when compared to sales of $109.1 million in 2005.

For the fourth quarter of 2006 net income of $5.6 million or $0.96 per diluted share, compared to the $1.3 million or $0.23 per diluted share reported in the fourth quarter of 2005. For the full year 2006, net income increased 121% to $9.7 million or $1.67 per diluted share, compared to net income of $4.4 million or $0.75 per diluted share in 2005.

Leonard F. Leganza, Chairman and President stated, "2006 was a very good year. We set records in Sales and Earnings and our backlogs have increased. Notwithstanding the positive impact of $19 million dollars of shipments toward fulfilling a military contract, the Company's "core" sales increased 10% for the year and 17% in the fourth quarter, the 17th consecutive quarter of improved year to year sales. We are optimistic that trend will continue into 2007."

Mr. Leganza continued, "The full integration of the Royal Lock and Summit Corporation acquisitions, which were concluded in the latter part of 2006, will be completed in 2007. The military contract to deliver door latching components to be used in retro-fitting the up-armored military Humvees will continue into 2007. These activities will be positive factors toward sustaining our revenue growth."

Mr. Leganza added, "As we continue to build on our success, in addition to sustaining revenue growth, we will have to face the challenges which affect our profit margins, such as the volatile metal markets as well as the impact of global competition. We will continue to implement applicable programs to overcome these challenges."

The Eastern Company is a 149-year-old leading manufacturer of vehicular and industrial hardware, locks, metal castings, coin collection and smart card products. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products enables it to respond to the changing requirements of a broad array of markets.


Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255

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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)


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

                                                  THREE Months Ended                                TWELVE Months Ended

                                            13 wks                 13 wks                  52 wks                   52 wks
                                         Dec. 30, 2006          Dec. 31, 2005           Dec. 30, 2006            Dec. 31, 2005
                                         ------------           ------------            ------------             ------------
Net Sales                                $ 49,729,681           $  28,213,597           $138,465,411             $109,107,290

Net Income After Tax                        5,635,259               1,296,849              9,658,748                4,367,187


Net Income Per Share:
                  Basic                  $       1.03           $        0.24           $       1.76             $       0.80
                  Diluted                $       0.96           $        0.23           $       1.67             $       0.75

Weighted average
  shares outstandings:

                  Basic                     5,478,592               5,457,690              5,474,137                5,455,073
                  Diluted                   5,854,147               5,794,337              5,768,108                5,828,837



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